Exhibit 10.2
FORM OF
MDC PARTNERS INC.
LONG-TERM CASH INCENTIVE COMPENSATION PLAN
2019 AWARD AGREEMENT
THIS AWARD AGREEMENT (the “Award Agreement”), is made as of [DATE] (the “Grant Date”), between MDC Partners Inc., a Canadian corporation (the “Company”), and [name of participant] (the “Participant”).
WHEREAS, the Company has adopted the MDC Partners Inc. Long-Term Cash Incentive Compensation Plan (the “Plan”) for the purpose of providing selected employees and consultants of the Company with an incentive to achieve and exceed long-term financial objectives established by the Company and to align the motivation and performance goals of the key executives with the Company’s commercial goals and the interests of the Company’s stockholders; and
WHEREAS, the Human Resources & Compensation Committee (the “Committee”) of the Board of Directors has determined that it is in the best interests of the Company to make the award set forth herein, which award will vest at the time or times set forth herein, based upon the Participant’s continued employment with the Company and/or the achievement by the Company of specified financial growth targets during the Performance Period covering the Company’s fiscal years 2020-2022, in each case as described herein.
NOW, THEREFORE, the parties hereto agree as follows:
1. CERTAIN DEFINED TERMS
As used herein, the following terms shall have the meanings indicated below. Capitalized terms used in this Award Agreement but not defined herein shall have the meaning assigned to them in the Plan.
(a) “2020 EBITDA Target” shall mean $[●] million; provided, however, that the Committee shall retain discretion to make appropriate adjustments to the EBITDA Target to take into account any asset disposition.
(b) “2021 EBITDA Target” shall mean the EBITDA target as set forth in the Company’s annual budget for the Company’s 2021 fiscal year, as determined by the Committee.
(c) “2022 EBITDA Target” shall mean the EBITDA target as set forth in the Company’s annual budget for the Company’s 2022 fiscal year, as determined by the Committee.
(d) “Actual Cumulative EBITDA” shall mean the sum of the Company’s actual approved annual EBITDA for the Company’s 2020, 2021 and 2022 fiscal years, as determined by the Committee, provided that Actual Cumulative EBITDA will only take into account expenses arising from this Plan for purposes of Section 2(a)(iii).
(e) “Applicable Payment Date” shall have the meaning set forth in Section 2.
(f) “Cause” shall have the meaning set forth in the Employment Agreement.
(g) “Change in Control” shall have the meaning set forth in the Plan; provided that such event constitutes a “change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A.
(h) “Disability” shall have the meaning set forth in the Employment Agreement; provided that such event constitutes “disability” within the meaning of Section 409A.

(i) “EBITDA” shall have, for any period, the meaning set forth in that certain Second Amended and Restated Credit Agreement, dated as of May 3, 2016 (as amended), by and among the Company, Maxxcom Inc., each of their subsidiaries party thereto, Wells Fargo Capital Finance, LLC, as agent, and the lenders from time to time party thereto; provided, however, that the Committee shall retain discretion to make appropriate adjustments to EBITDA in accordance with the Plan.
(j) “Employment Agreement” shall mean the Participant’s applicable employment agreement, if any, with the Company.
(k) “Good Reason” shall have the meaning set forth in the Employment Agreement; provided that if the Participant does not have an Employment Agreement or the Employment Agreement does not contain a definition of “Good Reason” the term Good Reason as used herein and the consequences applicable thereto shall be inapplicable.
(l) “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance and regulations promulgated thereunder.
2. PERFORMANCE-BASED AWARD

The Participant will be eligible to earn a performance-based cash award (the “Performance-Based Award”) based on the Company’s achievement of EBITDA targets described in this Section 2 in respect of the period commencing on January 1, 2020 and ending on December 31, 2022 (the “Performance Period”) and, except as provided in Section 3, subject to the Participant’s continued employment with the Company through December 31, 2022. Except as otherwise set forth in Section 3 of this Award Agreement, any Performance-Based Award earned by the Participant hereunder will be payable in cash in a lump sum in 2023, on or prior to March 15, 2023 (the “Applicable Payment Date”). All determinations required to be made hereunder shall be made by the Committee.
(a) Performance-Based Award Amount. The amount of the Performance-Based Award payable to the Participant hereunder will be determined as follows. The Performance-Based Award will equal the product of (A) $[AMOUNT] (the “EBITDA Award Target Amount”) multiplied by (B) the applicable “EBITDA Performance Multiplier,” determined as set forth below:
(i) If the Company achieves Actual Cumulative EBITDA for the three (3) years ended December 31, 2022, in an amount equal to at least the sum of (A) 2020 EBITDA Target, plus (B) 2021 EBITDA Target, plus (C) 2022 EBITDA Target (the “Cumulative EBITDA Target”), then the EBITDA Performance Multiplier will equal one (1);
(ii) If the Company achieves Actual Cumulative EBITDA for the three (3) years ended December 31, 2022, in an amount equal to or more than 90% of the Cumulative EBITDA Target (the “Minimum EBITDA Threshold”) but less than 100% of the Cumulative EBITDA Target, then the EBITDA Performance Multiplier will equal between 0.75 and one (1), determined based on straight-line interpolation for Actual Cumulative EBITDA between 90% and 100% of the Cumulative EBITDA Target; and
(iii) If the Company achieves Actual Cumulative EBITDA for the three (3) years ended December 31, 2022 in an amount that exceeds the Cumulative EBIDTA Target, then the EBITDA Performance Multiplier will equal one (1) plus an amount between zero (0) and one (1) determined based on straight-line interpolation for Actual Cumulative EBITDA between 100% and 105% of the Cumulative EBITDA Target; for greater clarity, in no event will the Participant be entitled to earn a Performance-Based Award that exceeds two (2) times the EBITDA Award Target Amount.
Notwithstanding anything to the contrary set forth herein, in the event that the Company achieves Actual Cumulative EBITDA for the three (3) years ended December 31, 2022 in an amount less than the Minimum EBITDA Threshold, then the EBITDA Performance Multiplier will equal zero (0), and no portion of the EBITDA Performance-Based Award will be earned or payable to the Participant.

3. EFFECT OF TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
(a) Termination For Cause; Resignation. In the event the Participant’s employment with the Company is terminated prior to December 31, 2022 (i) by the Company for Cause or (ii) by the Participant other than for Good Reason or as a result of death or Disability, the Performance-Based Award will be immediately forfeited as of such termination.
(b) Termination Without Cause, for Good Reason. If the Company terminates the Participant’s employment without Cause or the Participant terminates his or her employment for Good Reason prior to December 31, 2022, then the Performance-Based Award will vest based on actual performance for the Performance Period (as set forth in Section 2), with the amount of the earned Performance-Based Award (if any) pro-rated based on a fraction, the numerator of which shall be the number of full months of service completed by the Participant from January 1, 2020 through the termination date, and the denominator of which shall be 36. Payment of the Performance-Based Award will be made on the Applicable Payment Date.
(c) Termination upon Disability or Death. If the Participant’s employment terminates by reason of his death or Disability prior to December 31, 2022, then the Performance-Based Award will vest in full in the amount of the EBITDA Award Target Amount and be payable within 60 days following the Participant’s death or Disability.
(d) Change of Control. Upon a Change in Control prior to December 31, 2022, the Performance-Based Award will vest in full and be payable on the date of the Change in Control, with the amount of the EBITDA Performance-Based Award that is payable determined using an EBITDA Performance Multiplier equal to the greater of (A) one (1) and (B) the EBITDA Performance Multiplier calculated consistent with Section 2(a)(iii) above, with the date of the Change in Control treated as the last day of the Performance Period; provided, that, notwithstanding the foregoing, if the price per share paid in such Change in Control is equal to or greater than 175% of the average closing trading price of one of the Company’s Class A Shares during the twenty (20) trading days preceding the Grant Date, then the EBITDA Performance Multiplier will equal two (2). If such Change in Control is not structured as a share acquisition and/or there is no price per share in the Change in Control, then the implied price per share paid in such Change in Control will be determined by the Committee in good faith immediately prior to such Change in Control.
4. NO RIGHT TO CONTINUED RETENTION
Nothing in this Award Agreement or the Plan shall be interpreted or construed to confer upon the Participant any right with respect to continuance as an employee or service provider to the Company, nor shall this Award Agreement nor the Plan interfere in any way with the right of the Company to terminate the Participant’s services at any time.
5. MODIFICATION OF AGREEMENT
Except as set forth in the Plan and herein, this Award Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.
6. SEVERABILITY
Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Award Agreement shall not be affected by such holding and shall continue in full force and effect in accordance with their terms.
7. GOVERNING LAW
The validity, interpretation, construction and performance of this Award Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws principle, except to the extent that the application of New York law would result in a violation of the Canadian Business Corporation Act.

8. SUCCESSORS IN INTEREST
This Award Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Award Agreement shall inure to the benefit of the Participant’s heirs, executors, administrators and successors. All obligations imposed upon the Participant and all rights granted to the Company under this Award Agreement shall be binding upon the Participant’s heirs, executors, administrators and successors.
MDC Partners Inc.
BY:_______________________________________
Name:
Title:

[PARTICIPANT]
BY:________________________________________
Name:

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